HOMETOWN BANCORPORATION, INC.

NEWS RELEASE

                                  CONTACT: KEVIN E. GAGE, PRESIDENT & CEO
                                           HOMETOWN BANCORPORATION, INC./
                                                       THE BANK OF DARIEN
                                                           (203) 662-2544

                          FOR IMMEDIATE RELEASE


PRESS RELEASE

DARIEN, CONNECTICUT, AUGUST 8, 1995: Hometown Bancorporation, Inc., the holding company for The Bank of Darien, announced that the internal investigation by the Audit Committee of its Board of Directors concerning previously announced accounting errors is continuing. While the Company originally estimated that the investigation would be concluded in approximately two weeks, the complexity of the issues raised and the discovery of certain accounting irregularities has delayed completion of the necessary work. The Company continues to anticipate that the effect of correcting the accounting errors and irregularities will have a material adverse effect on the results of operations originally reported for 1994 and the first quarter of 1995. The Company is also evaluating whether the errors and irregularities affected any other periods.

The Company also announced that Robert A. Foote, Jr., Senior Vice
President and Chief Financial Officer of Hometown and The Bank of Darien, resigned effective August 4, 1995.

Kevin E. Gage, President and Chief Executive Officer of Hometown and The Bank of Darien, stated, "Based on the results of the investigation to date, both Hometown and The Bank of Darien will continue to exceed all regulatory capital requirements even after the effect of any restatement of prior financial periods is taken into account. Any restatement of prior financial statements on this basis will have no effect on individual customer deposit accounts, loan accounts or the overall asset quality of the Bank."

The Company indicated that its announcement of results for the quarter ended June 30, 1995 will be delayed pending resolution of the issues concerning its results of operations for 1994.

The Common Stock of Hometown Bancorporation, Inc. is quoted on the NASDAQ National Market under the symbol "HTWN."


20 West Avenue, P.O. Box 1265, Darien, CT 06820-0513 Tel. (203) 656-2265